Exhibit 99.1

RiceBran Technologies Reports Q1 2018 Financial Results and Provides Business Updates

Sacramento, Ca.  – May 8, 2018 – RiceBran Technologies (NASDAQ: RIBT and RIBTW) (the “Company” or “RBT”), a global leader in the production and marketing of value added products derived from rice bran, announced today the Company’s financial results for the first quarter ended March 31, 2018.

Business Highlights:

•
Revenue in the first quarter totaled $3.55 million, in line with our previous guidance.  Net loss of $(1.9) million and adjusted EBITDA of $(1.4) million was also similar to our internal modeling as the Company accelerated efforts to grow sales and achieve SQF certification throughout our system footprint.

•
We received $1.76 million of proceeds from warrant exercises during the quarter, which helped to significantly offset cash burn from operations and slightly increase shareholders’ equity.  Subsequent to the end of the quarter we received proceeds from additional warrant exercises that further improved working capital.

•
The Company has seen revenue accelerate to favorable levels thus far in the second quarter, but it should be noted that the Delta region is experiencing low milling volumes due to last year’s small crop that may limit our growth trajectory in the quarter and is expected to have a negative impact on second quarter EBITDA due to higher transportation and logistics costs associated with a greater mix of our production being sourced in California instead of the Delta region.

•	We are excited by the anticipated growth in our sales pipeline and are working to add additional production capacity to our system to meet expected growth this year and next.

•
The Company is maintaining revenue guidance of $16 million for the full-year of 2018, and the aforementioned warrant exercises give us confidence that our balance sheet is adequately positioned to pursue our plans in 2018 and beyond.

“The first quarter essentially met our expectations for both revenue and adjusted EBITDA loss,” said Dr. Robert Smith, CEO and President.  “We are gaining confidence that our growth plans will result in accelerating revenue growth as 2018 unfolds, especially in the third and fourth quarters.”

Highlights for the 2018 first quarter include:

•
Revenue of $3.55 million declined 1.7% from $3.62 million.  The Company experienced 4% positive sales growth from our Animal Nutrition products during the quarter; while sales from our Food products declined 6%, mainly due to a decrease in sales to one major customer.

•
Gross profit of $954,000 was down from $1.19 million, primarily a result of higher bran prices, a mix shift to Animal Nutrition from Food, and lower absorption at our Dillon, MT facility due to a planned major Cap Ex project that will continue to limit production through September and the lower sales from one of our major customers.

•
SG&A increased 26%, mainly due to growth in selling expenses, including the addition of sales representatives and personnel needed to meet SQF certification needs, as well as costs related to legal expenses and bonus accruals.

•
Our financial condition remained relatively unchanged during the quarter: We ended the quarter with cash and cash equivalents of $5.1 million compared to $6.2 million and shareholders’ equity increased to $14.9 million from $14.7 million on March 31, 2018 and December 31, 2017, respectively.  We received $1.76 million of proceeds from warrant exercises during the quarter and Cap Ex totaled $745,000.  Subsequent to the end of the quarter we have realized substantial additional proceeds from warrant exercises.

“We have experienced meaningful sales growth thus far in the second quarter and we are optimistic that our growth plans are poised to drive substantial growth in 2018 and beyond,” said Brent Rystrom, Chief Operating Officer and Chief Financial Officer.  “While growth in the quarter may be impeded by production issues from our Delta region causing our transportation and logistics costs to increase, our sales pipeline continues to grow and our system wide upgrades for certification are moving forward in earnest.”

“Early expectations for the 2018 rice crop are encouraging and suggest a larger crop and with that likely lower bran prices on and after harvest; this would help RBT drive accelerating growth and better margins, especially in the second half of 2018,” Rystrom continued.  “We are also actively working to increase our bran supply through existing and new mill relationships to mitigate future issues associated with mill production and look forward to updating our progress in these efforts.”

Guidance Updates:

•	First quarter revenue was consistent with our previous guidance.

•	Second quarter revenue to-date has grown, but we note the next few months may be negatively impacted by lower supplies coming from the Delta.

•
The new rice crop should be harvested in July-August of 2018.  The USDA sees rice acre plantings up 9% in 2018, and the planting and growing conditions so far this season have been favorable in both the Delta and California.

•	We are reiterating our annual revenue target of $16.0 million.

•
While adjusted EBITDA was similar to internal modeling in the first quarter, the milling issues in Delta region will likely result in adjusted EBITDA falling below the first quarter results.  While we expect a marked sequential improvement in revenue and adjusted EBITDA in both the third and fourth quarters, we now expect full year adjusted EBITDA in the $(3.5) million to $(4.0) million range.

•	We continue to believe our balance sheet is sufficient to support our growth plan for 2018 and beyond.

Conference Call Information

RiceBran Technologies will host a conference call today, Tuesday, May 8, at 4:30 p.m. Eastern Time to discuss these results.  The conference call information is as follows:

•	Direct Dial-in number for US/Canada: (412) 317-6026

•	Toll Free Dial-in number for US/Canada: (877) 300-8521

•	Dial-In number for international callers: (412) 317-6026

•	Participants will ask for the RiceBran Technologies Q1 2018 Financial Results Call

This call is being webcast by ViaVid and can be accessed at http://public.viavid.com/index.php?id=129647.

The call will also be available for replay by accessing http://public.viavid.com/index.php?id=129647.

About RiceBran Technologies

RiceBran Technologies is a food, animal nutrition, and specialty ingredient company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious food, animal nutrition and specialty ingredient products.  Our global target markets are food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies' expectations regarding the sufficiency of its cash position to pursue its plans in 2018, the rice milling volumes in the Delta region and the impact of these volumes on its financial performance, and its business plans, future growth, revenue and adjusted EBITDA. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties.  RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies' filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact:
Ascendant Partners, LLC
Richard Galterio
(732) 410-9810
rich@ascendantpartnersllc.com

RiceBran Technologies
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2018 and 2017
(Unaudited) (in thousands, except share and per share amounts)

	Three Months Ended
	2018	2017

Revenues, net	$3,552	$3,615
Cost of goods sold	2,598	2,428
Gross profit	954	1,187
Selling, general and administrative expenses	2,853	2,266
Loss from continuing operations before other income (expense)	(1,899)	(1,079)
Other (expense) income:
Interest expense	(1)	(1,055)
Change in fair value of derivative warrant liabilities	-	1,099
Loss on extinguishment of debt	-	(1,680)
Other income	-	5
Other expense	(13)	(100)
Total other (expense)	(14)	(1,731)
Loss from continuing operations before income taxes	(1,913)	(2,810)
Income tax benefit	-	397
Loss from continuing operations	(1,913)	(2,413)
Loss from discontinued operations, net of tax	-	(188)
Net loss	(1,913)	(2,601)
Less - Net loss attributable to noncontrolling interest in discontinued operations	-	(319)
Net loss attributable to RiceBran Technologies shareholders	(1,913)	(2,282)
Less - Dividends on preferred stock, beneficial conversion feature	-	778
Net loss attributable to RiceBran Technologies common shareholders	$(1,913)	$(3,060)

Basic earnings (loss) per common share:
Continuing operations	$(0.11)	$(0.33)
Discontinued operations	-	0.01
Basic loss per common share - RiceBran Technologies	$(0.11)	$(0.32)

Diluted earnings (loss) per common share:
Continuing operations	$(0.11)	$(0.33)
Discontinued operations	-	0.01
Diluted loss per common share - RiceBran Technologies	$(0.11)	$(0.32)

Weighted average number of shares outstanding:
Basic	17,083,442	9,657,543
Diluted	17,083,442	9,657,543

RiceBran Technologies
Condensed Consolidated Balance Sheets
March 31, 2018 (Unaudited) and December 31, 2017
(in thousands, except share amounts)

	March 31 2018	December 31 2017
ASSETS
Current assets:
Cash and cash equivalents	$5,130	$6,203
Restricted cash	775	775
Accounts receivable	1,552	1,273
Inventories - Finished goods	677	564
Inventories - Packaging	88	114
Deposits and other current assets	439	519
Total current assets	8,661	9,448
Property and equipment, net	7,985	7,850
Other long-term assets, net	48	63
Total assets	$16,694	$17,361

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$497	$765
Accrued salary, wages and benefits	441	773
Accrued expenses	510	741
Unearned revenue	78	75
Escrow liability	258	258
Current maturities of long-term debt	4	4
Total current liabilities	1,788	2,616
Long-term debt, less current portion	11	12
Total liabilities	1,799	2,628

Commitments and contingencies

Shareholders' Equity:
Equity attributable to RiceBran Technologies shareholders:
Preferred stock, 20,000,000 shares authorized:
Series G, convertible, 3,000 shares authorized, 630 shares issued and outstanding	313	313
Common stock, no par value, 50,000,000 shares authorized, 19,953,107 and 18,046,731 shares issued and outstanding	281,623	279,548
Accumulated deficit	(267,041)	(265,128)
Total shareholders’ equity attributable to RiceBran Technologies shareholders	14,895	14,733
Total liabilities and shareholders’ equity	$16,694	$17,361

USE OF NON-GAAP FINANCIAL INFORMATION

We utilize “Adjusted EBITDA” as a supplemental measure in our ongoing analysis of short term and long term cash requirement and liquidity needs. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to EBITDA). Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements.

The table below contains a reconciliation of net income (GAAP) and Adjusted EBITDA (Non-GAAP) for the three months ended March 31, 2018 and 2017.  We do not provide a reconciliation of forward-looking net income (GAAP) to Adjusted EBITDA (non-GAAP).  Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods.  Any forward-looking Adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net income that are excluded from actual net income in the table below.

RiceBran Technologies
Adjusted EBITDA Reconciliation
For the three months ended March 31 (in thousands)

	2018	2017
Net income (loss)	$(1,913)	$(2,810)
Interest expense	1	1,055
Depreciation & amortization	199	233
Unadjusted EBITDA	$(1,713)	$(1,522)
Add Back Other Items:
Change in fair value of derivative liabilities	-	(1,099)
Loss on extinguishment of debt	-	1,680
Other income/expense	13	95
Share-based compensation	260	293
Corporate relocation associated expenses	-	45
Adjusted EBITDA	$(1,440)	$(508)